Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

I-MAB

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value $0.0001 per share(1)	457(a)	12,508,276 shares(2)	$0.77(3)	$9,631,372.52	$0.00014760	$1,421.59
Equity	Ordinary shares, par value $0.0001 per share(1)(4)	457(a)	28,445,737 shares(2)	$0.77(3)	$21,903,217.49	$0.00014760	$3,232.91
Total Offering Amounts					$31,534,590.01		$4,654.51
Total Fee Offsets							—
Net Fee Due							$4,654.51

(1)	The ordinary shares, $0.0001 par value per share (“Ordinary Shares”), of the registrant may be represented by American Depositary Shares (“ADSs”), each ten (10) ADSs representing twenty-three (23) Ordinary Shares. The ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No.: 333-235557).

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers any additional securities that may be offered or become issuable pursuant to the 2024 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), in connection with any share split, share dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the outstanding Ordinary Shares.

(3)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per ADS is based on US$1.76 per ADS, the average of the high and low prices for the ADSs as quoted on The Nasdaq Global Market on May 29, 2024.

(4)	Represents (a) Ordinary Shares that are subject to outstanding awards under the Prior Plans (as defined below) that expire, are forfeited or lapse unexercised and would otherwise have been returned to the share reserves under the Prior Plans, plus (b) any Ordinary Shares which, but for the termination of the Prior Plans, were at such time reserved and available for issuance under the Prior Plans but not issued or subject to outstanding awards (collectively, the “Carryover Ordinary Shares”). “Prior Plans” means the Registrant’s (i) Second Amended and Restated 2017 Employee Stock Option Plan, (ii) Second Amended and Restated 2018 Employee Stock Option Plan, (iii) 2019 Share Incentive Plan, (iv) 2020 Share Incentive Plan, (v) 2021 Share Incentive Plan and (vi) 2022 Share Incentive Plan. As of the date of filing hereof, the Carryover Ordinary Shares have not been issued and sold pursuant to any of the Prior Plans. The Plan is the successor plan to the Prior Plans.